[redacted]

ADDENDUM 1
TO THE PURCHASE AND SALE AGREEMENT

Property Address: 6097 Amber Forest Trail Hixson TN 37343
Buyer: [redacted]
Seller: [redacted]

This ADDENDUM (hereinafter "Addendum"), between the undersigned Seller and Buyer is entered into and is effective as of the Offer Date provided in the Purchase and Sale Agreement for the purpose of changing, deleting, supplementing or adding terms to said Purchase and Sale Agreement. In consideration of mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows with an Effective Date or Offer Date of 06/15/2022 :

1. **Utilities:** Seller shall leave all utilities including, but not limited to, electricity, water, sewer, trash, and gas (if applicable) in service for seven (7) business days after Closing Date. Buyer to provide the Seller a credit at closing in the amount of $100.00. To ensure prompt transfer of service, please provide utilities provider name and contact information to Buyer five (5) days prior to closing. Buyer will make best efforts to immediately transfer service upon closing.

2. **Photos:** Seller, and all parties representing Seller ("Seller"), hereby grants Buyer,. and any of its affiliates, the right of possession of the Original property Photographs and the permission to use the Photographs in all mediums for all reasonable purposes related to the marketing of the property. Seller further affirms that such release to the Buyer does not constitute any form of compensation, including royalties arising from the Photograph(s) to Seller's benefit.

This Addendum is made a part of the Purchase and Sale Agreement as if quoted therein verbatim. Should the terms of this Addendum conflict with the terms of the Purchase and Sale Agreement or other documents executed prior to or simultaneous to the execution of this Addendum, the terms of this Addendum shall control, and the conflicting terms are hereby considered deleted and expressly waived by both Seller and Buyer. In all other respects, the Purchase and Sale Agreement shall remain in full force and effect.

The party(ies) below have signed and acknowledge receipt of a copy.

[redacted] dotloop verified 06/15/22 5:27 PM CDT YBLB-S0UA-VRJA-IIHW

BUYER | BUYER

Date ________ at ________ o'clock ☐am/☐pm | Date ________ at ________ o'clock ☐am/☐pm

[redacted]

Jun 16, 2022 at 7:59 o'clock ☐am/☑pm | Jun 16, 2022 at 8:00 o'clock ☐am/☑pm

Date | Date

Package ID: 0F8BA831DEA458F7CB28B052A46CB5CB